Consent of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees of
Cushing® MLP Infrastructure Fund:

We consent to the use of our report dated January 25, 2018 for The Cushing® MLP Infrastructure Fund I, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Columbus, Ohio
 March 23, 2018